For Immediate Release

DARLING INTERNATIONAL REGRETFULLY ANNOUNCES THE PASSING OF
FREDRIC J. KLINK, A MEMBER OF THE BOARD SINCE 1995

    Irving, Texas, August 28, 2007:  It is with great sadness that Darling International Inc. (AMEX: DAR) announces the passing of Fredric J. Klink, longtime board member and friend on August 15, 2007.

    Mr. Klink joined the Darling board in April 1995, where he faithfully served as a director in various capacities.  He most recently served as Chairman of the Nominating and Corporate Governance Committee and was also a member of the Audit Committee.

    “Fred was a close friend to many of us at Darling and we are forever grateful for his many contributions over his twelve years of service,” said Randall Stuewe, Chairman and Chief Executive Officer of Darling International.  “Fred will be greatly missed, and Darling employees and board members wish Mr. Klink’s family our sincerest condolences during this time.”

    Born in 1933, in New York, New York, Mr. Klink began practicing law in 1960.  Mr. Klink was a graduate of Columbia University and a Harlan Fiske Stone Scholar.  Mr. Klink specialized in Corporate, M&A, and Securities law.  Since 2001, he served as “Of Counsel” for Dechert LLP.

    Charles Macaluso will replace Mr. Klink as Chairman of the Nominating and Corporate Governance Committee and O. Thomas Albrecht will join the Nominating and Corporate Governance Committee.

    Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather and oleo-chemical manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

    For more information, please visit http://www.darlingii.com.

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    FOR MORE INFORMATION CONTACT:
         Brad Phillips, Treasurer                     251 O’Connor Ridge Blvd., Suite 300
         Phone: 972-717-0300                      Irving, Texas 75038